The Board of Directors
EFTC Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-77938, 33-92418, 333-34255 and 333-47943) on Form S-8 of EFTC Corporation of
our report dated January 21, 1998 relating to the consolidated balance sheets of EFTC Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997 which report appears in the December 31, 1997 annual report on Form 10-K of EFTC Corporation.

KPMG Peat Marwick LLP



Denver, Colorado
March 25, 1998